MUTUAL RELEASE OF ALL CLAIMS

This Mutual Release of all claims ("Release") is made and entered into this 12th day of May, 1995, by and between Canton Industrial Corporation, a Nevada Corporation ("Canton"), ATC II, Inc. ("ATC II"), and Thistle Properties, Inc., an Illinois Corporation and a wholly owned subsidiary of ATC II, Inc. ("Thistle") with reference to the following facts:

         A. Pursuant to a Real Estate Sales Agreement (RESA)("Agreement") dated August 23, 1994 and effective June 20, 1994 (as amended by the Amendment to Real Estate Sales Agreement (ARESA) of even date and effectiveness, Canton sold to Thistle certain real and personal property known as the Canton Plant located at 260 East Elm, Canton, Illinois.

         B. The purchase price under the RESA/AREASA was secured by the Canton Plant and 100% of ATC II, Inc. Stockholding in Thistle under the aegis of a Real Estate Lien Note ("Note")(as amended) dated December 20, 1994 entered into between Thistle and Canton. By the terms of this Note, Thistle was obligated to make interest only payments monthly with the entire balance due on or before October 15, 1999. Under Clause 5(a) of the Note, default in payments on interest or principal automatically triggered the acceleration clause and made the entire unpaid balance immediately due and payable.

         C. Thistle Properties has recently received a Notice of Default of Real Estate Lien from Canton Industrial Corporation.

         D. After due deliberations by the Board of Directors of ATC II, Inc., and extensive consideration of the financial position of ATC II, Inc. And Thistle, with the knowledge that neither ATC II, Inc. nor Thistle can bear the financial burden of meeting the obligations under the Note or comply with (and thus bear the financial consequences of) the Interim Consent Order entered into on March 8, 1994 requiring the environmental clean-up of the Canton Plant, ATC II, Inc., Thistle Properties and Canton have agreed that in consideration for the release of the former's financial obligations under the RESA/ARESA and Note, the transfer of the ATC II, Inc. Stockholding in Thistle to Canton, and the release of all claims by ATC II to any assets of Thistle Properties, the parties shall furnish mutual releases as set forth below.

         NOW THEREFORE, in consideration of the mutual releases to be furnished by each party to the other(s), the parties agree as follows:

         1. Canton agrees that the consideration tendered by ATC II, Inc. and Thistle and accepted by Canton is in complete and full satisfaction of any and all past, present and future obligations, debts and liabilities (whether known or unknown, foreseen or unforeseen or previously accrued or unaccrued) including but not limited to, rights of actions, judgments, executions, suits, accounts, covenants, indemnifications, claims and demands whatsoever, in law or in equity, owned by or in favor of Canton, and its affiliates, and their respective legal representatives, successors, assigns, officers, directors, agents and partners against Thistle and ATC II, Inc. or their affiliates relating to the Agreement or any related agreements.

         2. To the extent that claims are released in this Release each of the parties hereto hereby waive all rights each of the parties may have against the other in such released claims. The import of this provision has been fully explained to them by their respective attorneys, and they nevertheless elect to and hereby do release each of the other parties from all claims they may have against them, whether known or unknown, arising from and limited to the subject matter of the Agreement, as described hereinbefore, and each of the parties hereto fully understands that if the facts each relied on with respect to this Release are hereafter found to be other than or different from the facts now believed by them to be true, they expressly accept and assume the risk of such possible differences in fact and agree that this Release shall be and remain effective as to the released claims, notwithstanding any such difference.

         3. The parties acknowledge that they entered into this Release voluntarily with full knowledge of its significance and legal effect and without inducement from or reliance upon any information, data, or representation of any kind whatsoever supplied by the other party hereto, or their affiliates, and they warrant and represent that they have full authority to execute this Release. Each party has had full opportunity to investigate all facts and information necessary to enter into this Release and does so based upon such investigation. The signatories to this Release warrant and represent that they possess full authority to execute this Release on behalf of their respective principals, the parties hereto.

         4. In the event of any litigation relating to the enforcement or interpretation of this Release, the prevailing party shall be entitled to reasonable attorneys' fees and costs of litigation.

         5. This Release shall be binding upon and benefit the affiliates, successors, assigns and legal representatives of the parties hereto.

         6. This Release shall be interpreted and governed by the laws of the State of Utah. The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

         7. The provisions of this release are severable, and if any part of it be found to be unenforceable, the other parts shall remain fully valid and enforceable. This Release shall survive the termination of any arrangements herein.

         8. This document constitutes the entire agreement between the parties hereto regarding the subject matter hereof, and supersedes all other prior agreements, representations and covenants, written or oral, with respect thereto.

         9. The releases of and by ATC II, Inc. And Thistle and of and by Canton pursuant to this Release shall be deemed to extend to and constitute releases by Canton to ATC II, Inc. And its affiliates.

         IN WITNESS WHEREOF, the parties have executed this Release on the date first above written.

CANTON INDUSTRIAL CORPORATION                      THISTLE PROPERTIES, INC.



/s/ Richard Surber                                         /s/ Dr. Gerald Curtis
Richard D. Surber, President                        Dr. Gerald Curtis, President


ATC II, Inc.



/s/ Dr. Gerald Curtis
Dr. Gerald Curtis, President